LETTER TO STOCKHOLDERS

Dear Fellow Stockholder,

It's critical to understand which retail properties are thriving amid the current disruption in the retail industry. InvenTrust believes grocery-anchored centers are the right centers to invest in now and for the future. Rents and occupancy rates for grocery-anchored centers are strong, with organic, health-conscious and higher-service grocers leading the sector. With consumers still wanting to pick their own groceries and American working families looking for meal-time convenience, supermarkets are responding with more fresh food options and improved quality. Grocers are also focusing on improving interior and exterior lighting, exhibiting produce displays with a farmers' market feel, training employees on how to keep items looking fresh and creating affordable, convenient meal kits.

Our belief that these trends will continue is a key reason InvenTrust has focused our portfolio strategy on grocery-anchored and necessity-based centers. By 2020, we expect to have close to 85% of our portfolio in grocery-anchored assets, up from about 71% in 2016. In the first half of 2018, we advanced this strategy by acquiring PGA Plaza in Palm Beach Gardens, FL. and Kennesaw Marketplace in Kennesaw, GA.

The acquisition of PGA Plaza, a 120,000 square foot Trader Joe's grocery-anchored neighborhood center, represents a compelling growth opportunity for InvenTrust and expands our presence in the vibrant and burgeoning South Florida market. PGA Plaza is a best-in-class property, attracting high traffic-driving anchors such as Marshalls and Ulta, in addition to a flagship store for Trader Joe's. The center is 95% leased and has a stable internet resistant tenant base.

InvenTrust's acquisition of Kennesaw Marketplace, a 114,000 square foot Whole Foods-anchored center in Metro Atlanta, also strengthened our portfolio by providing grocer diversification within our Atlanta market. Developed in 2017, the Marketplace hosts one of the few Whole Foods in the Atlanta metro area, providing significant drawing power and traffic to the center. The Marketplace is 99% leased with major national tenants that include Starbucks, MOD Pizza and PNC Bank. Kennesaw is known for its strong school systems, first-rate parks and new housing stock, and we expect to benefit from the city's above-average wage and population growth as well.

RECENT ACQUISITIONS



TRADER JOE'S

PGA Plaza
Palm Beach Gardens, FL



WHOLE FOODS MARKET

Kennesaw Marketplace
Kennesaw, GA

InvenTrust Properties

July 6, 2018

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New Estimated Share Value

Each year we publish an estimated per share value of our common stock. On May 9th, InvenTrust published a new estimated share value of $3.14. The reduction in value was driven by the overall decline in retail real estate values due to a multitude of factors impacting the retail sector. While the decline in value is disappointing, we still believe in the financial performance and capital structure of our $3 billion grocery-anchored, Sun Belt focused retail portfolio. We believe InvenTrust has the right strategy and portfolio in place to provide a compelling value proposition to shareholders over the long term.

We have provided a detailed explanation of the valuation method and process used to estimate the new per share value in our Current Report on Form 8-K filed with the SEC. We encourage you to read the filing in its entirety.

2nd Quarter Cash Distribution

For the second quarter of 2018, the cash distribution equals $0.0179 per share. This equates to a $0.0716 annualized rate per share.

Thank you for your investment in InvenTrust. Please feel free to contact us with any questions at 855-377-0510 or investorrelations@inventrustproperties.com.

Sincerely,

INVENTRUST PROPERTIES CORP.

Thomas P. McGuinness
President, CEO

Letter to Stockholders July 6, 2018

Forward-Looking Statements in this letter, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, plans or predictions of the future and are typically identified by words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain and involve known and unknown risks that are difficult to predict. For a discussion of factors that could materially affect the outcome of the Company's forward-looking statements and our future results and financial condition, see the Risk Factors included in the Company's most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the Securities and Exchange Commission. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. You are cautioned not to place undue reliance on any forward-looking statements, which are made as of the date of this letter. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect actual results, new information, future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward looking statements.

InvenTrust Properties